Exhibit 99.1
Double Eagle Petroleum Announces Upcoming Events
Thursday, April 19, 2007
Casper, Wyoming — Double Eagle Petroleum Co. (NASDAQ: DBLE) announced today that it will be presenting at the Independent Petroleum Association of America’s Oil and Gas Investment Symposium in New York City on April 23rd.
The company’s presentation at the IPAA will take place at 10: 00 am on Monday, April 23rd and will be followed by a breakout session immediately thereafter. A live web cast of the presentation will be available through the IPAA’s web site at www.ipaa.org, and the presentation will be archived at the web site.
The IPAA meeting is the largest investment conference for the oil and gas industry, according to Bill Moyer, IPAA’s vice president of capital markets. “It brings together oil and gas producers, industry service companies and top executives and financial analysts nationwide to network and discuss the key issues that affect the industry, as well as learn about the latest industry trends”, he said. Last year’s symposium included 100 presenting companies and attracted over 1,600 attendees, including more than 700 buy-sell-side analysts and portfolio managers.
Double Eagle also announced today that Stephen H. Hollis, President and Chief Executive Officer, will ring the closing bell at the NASDAQ Stock Market on Thursday, April 26 at 4:00 p.m. The ceremony will be available for viewing through NASDAQ’s web cam (http://nasdaq.com/reference/marketsite_about.stm) beginning at 3:50 p.m. Viewers can scroll to the bottom of the page to access the MarketSite Live Web cam link.
The NASDAQ ceremony will include a number of other features to improve the company’s visibility, such as the prominent display of the company’s logo on NASDAQ’s tall, 1/4 acre electronic tower screen in the heart of New York’s Time Square.
Double Eagle CEO Steve Hollis said, “I look forward to both of these events, because they will provide us the opportunity to educate more investors about the upcoming growth of our company. Pending regulatory approval, we are about to embark on the largest capital spending program in the history of Double Eagle, a program that I believe will lead to substantial growth in our reserves and production.”
About Double Eagle
Founded in 1972, Double Eagle petroleum Co. explores for, develops, and sells natural gas and crude oil, with natural gas constituting more than 90% of its production and reserves. The Company’s current development activities are in its Atlantic Rim coal bed methane play and in the Pinedale Anticline in Wyoming. Its current exploration activities involve the Christmas Meadows Prospect in northeastern Utah as well as Cow Creek Unit Deep and South Fillmore prospects in southwestern Wyoming.
This release may contain forward-looking statements regarding Double Eagle Petroleum Co.’s future and expected performance based on assumptions that the Company believes are reasonable. No assurances can be given that these statements will prove to be accurate. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, decreases in prices for natural gas and crude oil, unexpected decreases in oil and gas production, the timeliness, costs and results of development and exploration activities, unanticipated delays and costs resulting from regulatory compliance, and other risk factors described from time to time in the Company’s Forms 10-K and 10-Q and other reports filed with the Securities and Exchange Commission. Double Eagle undertakes no obligation to publicly update these forward-looking statements.
Contact:
John Campbell
Email Jcampbell@eagle-eagle.net
Tel 303-794-8445
Website: http://www.dble.us